CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 6 to Registration Statement No. 333-136435 (Investment Company Act of 1940 file No. 811-21937) on Form N-6 of our report dated April 18, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of the provisions of the Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109,” effective January 1, 2007, as described in Note 1), relating to the consolidated financial statements of Sun Life Insurance and Annuity Company of New York appearing in the Sun Life Large Case Variable Universal Life Policy Statement of Additional Information, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 22, 2008